Exhibit 99.1
SOURCE: India Globalization Capital, Inc.
April 5, 2012

India Globalization Capital, Inc. Retires Note

Projects reduction in annual interest costs by about $612,000

BETHESDA, MD--(Marketwire – April 5, 2012) - India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, announced it had retired a note of $2,232,627.79.

The loan was paid off with 4,377,702 shares of newly issued common stock of the Company.  “This loan has carried an annual interest rate of 30% along with heavy penalties for non-payment.  It has been a large drag on our earnings in the past. Going forward, the elimination of this expense will be one factor in bringing us back to profitability in our current fiscal year which started on April 1st.  Also, the de-leveraging of our balance sheet will also give us additional flexibility to finance the growth of our business using more traditional forms of capital,” said Ram Mukunda, CEO of IGC.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and infrastructure company operating in India and China.  We currently supply iron ore to Steel Companies operating in China and rock aggregate to the infrastructure industry in India.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, iron ore availability and governmental, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal and regulatory environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's amended Annual Report on Form 10-K for the year ended March 31, 2011 and Schedule 14A filed on December 9, 2011 with the Securities and Exchange Commission.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998